EXHIBIT 2.1

PURCHASE AGREEMENT

BY AND AMONG

ANADARKO HOLDING COMPANY,

BIG ISLAND TRONA COMPANY,

NRP TRONA LLC,

AND

NRP (OPERATING) LLC

DATED AS OF January 23, 2013

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

Page
Section 9.9 Counterparts; Effectiveness; Third-Party Beneficiaries	38
Section 9.10 Entire Agreement	38
Section 9.11 Severability	38
Section 9.12 Disclosure Schedules	38
Section 9.13 Specific Performance	38
Section 9.14 No Presumption Against Drafting Party	39

EXHIBITS

Exhibit A: Settlement Statement

Exhibit B: Purchase Price Allocation

Exhibit C: Contingent Purchase Price Obligation Payment Buy-Out Payment Examples

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 23, 2013 by and among Anadarko Holding Company, a Utah corporation (“AHC”), Big Island Trona Company, a Delaware corporation (“Bitco”) (AHC and Bitco collectively, “Sellers”), NRP Trona LLC, a Delaware limited liability company (“Buyer”), and NRP (Operating) LLC, a Delaware limited liability company (“Parent”) (Buyer and Parent, collectively, the “Buyer Parties”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

W I T N E S S E T H :

WHEREAS, AHC owns (a) 8,160 of the shares of common stock, par value $5.00 per share, and (b) 23,200 shares of the cumulative preferred stock, par value $5.00 per share, (collectively, the “OCI Wyoming Co. Interests”) of OCI Wyoming Co., a Delaware corporation (“OCI Wyoming Co.”); and

WHEREAS, OCI Wyoming Co. owns a 1% limited partner interest (the “Limited Partner Interest”) in OCI Wyoming, L.P., a Delaware limited partnership (“OCI Wyoming L.P.” and, together with OCI Wyoming Co., the “Companies”); and

WHEREAS, Bitco owns a 48.51% general partner interest (the “OCI Wyoming L.P. Interest” and, together with the OCI Wyoming Co. Interests, the “Purchased Interests”) in OCI Wyoming L.P.; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the Purchased Interests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or Under Common Control with such Person. After the Closing, the Companies shall not be considered Affiliates of Sellers.

“Balance Sheet Date” means December 31, 2011.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity) or arbitration.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information related to the Companies, including all reports, analysis, notes or other information that contain any such information. Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by any Seller, any Affiliate of a Seller, or any of their Representatives in violation of this Agreement or other legally binding restriction on disclosure, (ii) becomes available to any Sellers or any of its Representatives from a source other than Buyer or its Representatives provided that, to the Sellers’ Knowledge, the source of such information was not bound by a confidentiality agreement with Buyer with respect to such information or (iii) was or is developed or derived without the aid, application or use of Confidential Information.

“Confidentiality Agreements” means, collectively, the Confidentiality Agreement, dated as of February 7, 2012, by and between Anadarko Petroleum Corporation and Quintana Minerals Corporation and the Confidentiality Agreement, dated as of June 8, 2012, by and between OCI Enterprises, Inc. and Quintana Minerals Corporation.

“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other legally binding instrument or contractual obligation.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person; provided that for the purposes of Section 2.6(i) only, “Control of the Companies” means the ownership, directly or indirectly, of more than 50% of the general partnership interests in OCI Wyoming L.P. or the right to designate a majority of the members of the Partnership Committee (as such term is defined in the Partnership Agreement).

“Damages” means any and all damages, losses, fines, settlement payments, awards, penalties, interest and expenses (including reasonable attorneys’ fees), but in all cases excluding consequential, special, punitive or exemplary damages (except with respect to any claims by an unaffiliated third party).

“Disclosure Schedules” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Sellers to Buyer at the execution and delivery of this Agreement.

“Effective Time” means 12:00 a.m., Central Time, on August 1, 2012.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“Environmental Laws” means any Law relating to the protection of the environment, natural resources, wildlife, human health (to the extent relating to exposure to Hazardous Substances) or employee safety and health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign, federal, state or local governmental authority, department, court or agency, including any political subdivision thereof, and any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Substances” means any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” by any applicable Environmental Laws or that could otherwise give rise to liability under Environmental Laws if released into the indoor or outdoor environment.

“Intellectual Property” means all (i) patents, patent applications and invention disclosures, together with all reissues, divisionals, substitutions, continuations, continuations-in-part, extensions, or re-examinations thereof, as applicable; (ii) trademarks, service marks, trade names, trade dress, logos, and domain names, and all goodwill associated therewith, together with all applications and registrations in connection therewith; (iii) copyrights, and all applications and registrations in connection therewith; (iv) proprietary or confidential inventions, know-how, trade secrets and business information (including proprietary or confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) rights in computer software (including rights in data, databases, and related documentation).

“Knowledge” means (a) with respect to Sellers or any Seller Indemnified Party, the actual knowledge (without any obligation to make inquiry) of Clay Bretches, Bruce Busmire, Harry Nagle and Jeremy Smith assuming, for the purposes of this Agreement, solely in the case of Jeremy Smith, that the actual knowledge of such individual is solely based on written documents or written materials actually provided to such individual and (b) with respect to Buyer or any Buyer Indemnified Party, the actual knowledge (without any obligation to make inquiry) of Wyatt Hogan, Dennis Coker, Nick Carter, Dwight Dunlap and Kevin Wall.

“Law” means any applicable law, regulation, rule, ordinance, statute, act, code (including the Code), constitutional provision, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international Governmental Authority or any political subdivision thereof.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, event, circumstance, development or occurrence that has a material adverse effect on the financial condition, business, results of operations or assets of the Companies, taken as a whole, excluding any change, event, circumstance, development or occurrence to the extent resulting from, arising out of or relating to (i) the execution and announcement of the Agreement or Buyer’s ownership of the Purchased Interests from and after the Closing, (ii) changes or conditions generally affecting the industries in which OCI Wyoming L.P. operates, (iii) changes in economic, market, financial, regulatory or political conditions generally, (iv) any national or international acts of war or terrorism, (v) changes in Law or GAAP, (vi) the failure of the Companies to meet any internal forecasts or budgets of any period prior to, on or after the date of this Agreement; provided, however, that changes, events, circumstances, developments or occurrences set forth in clauses (ii), (iii), (iv), or (v) may be taken into account in determining whether there has been or is a Material Adverse Effect, to the extent that such changes, events, circumstances, developments or occurrences have a disproportionate adverse effect on the Companies, relative to other Persons engaged in businesses similar to the business of the Companies.

“Net Revenue” means “Net Sales” less “Freight Costs”, each as reflected in the audited combined financial statements of the Companies as of and for the applicable year then ended.

“OCI Contracts” means all Contracts by which OCI Wyoming Co. or OCI Wyoming L.P. or any of their respective properties or assets is bound.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of OCI Wyoming L.P., as amended and as in effect on the date hereof.

“Permitted Lien” means:

(i) Liens for current period Taxes that are not yet due and payable;

(ii) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the ordinary course of business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor;

(iii) minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (1) have not had, and are not reasonably likely to have an adverse effect on the ability of OCI Wyoming L.P. or its Affiliates to use such property in the manner previously owned or used by OCI Wyoming L.P. or (2) materially impair the value of such property; or

(v) Liens affecting a landlord’s interest in property leased to OCI Wyoming L.P. so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plans” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) and (b) each personnel policy, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in clause (a) above, in either case, that is sponsored, maintained or contributed to by either of the Companies or that has been sponsored, maintained or contributed to by either of the Companies within six years prior to the date of this Agreement or with respect to which either of the Companies has or may have, or with respect to which Buyer or any of its Affiliates could reasonably be expected to have, any direct or indirect liability, contingent or otherwise.

“Pre-Closing GP Liability” means any debt, liability or obligation of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise (whether or not disclosed in a schedule hereto) of Bitco, in its capacity as a general partner of OCI Wyoming L.P. existing, arising or relating to any period on or prior to the Closing, solely to the extent arising under Sections 4.2 or 11.3(a) of the Partnership Agreement.

“Pre-Closing Taxes” means (a) any Taxes payable by, becoming due from or imposed on Buyer, any of its direct or indirect owners, any of their Affiliates, or either of the Companies, to the extent arising from or attributable to a breach of a representation in Section 3.19 and (b) any Taxes payable by, becoming due from or imposed on Buyer, any of its direct or indirect owners, or any of their Affiliates, to the extent attributable to the ownership of the Purchased Interests, or to the extent attributable to the operating of the businesses conducted by the Companies (or ownership of assets owned by the Companies), in each case on or prior to the Closing Date;

provided that the portion, if any, of any such Tax due that is attributable to the operating of the businesses conducted by the Companies (or ownership of assets owned by the Companies) for a Tax period that includes the Closing Date shall be apportioned between Sellers and Buyer by an interim closing of the books as of the end of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date, in proportion to the number of days in each period and (ii) any franchise Tax or other Tax relating to the right to do business for a given period shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise tax.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” means (a) all taxes, assessments, fees and other charges of any kind imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, unclaimed property, escheat, estimated, or other charge of any kind whatsoever, (b) any liability for items described in (a) that are imposed on another Person by virtue of being or having been a member of a consolidated, combined, or other group, by virtue of being a transferee or successor or by contract, and (c) any interest, penalty or addition with respect to any of the items described in (a), whether disputed or not.

“Tax Return” means any return, declaration, report, statement, information statement, and other document required to be filed with respect to Taxes.

“Third-Party Claim” means a third-party claim pertaining to a matter subject to indemnification obligations hereunder asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, manager, partner or employee of any such Indemnified Party or its Affiliates.

“Transaction Documents” means this Agreement, the Assignment Agreement and all other documents delivered at the Closing pursuant to this Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(b) Each of the following terms is defined in the Section set forth opposite such term:

AHC	Preamble
Agreement	Preamble
Annual Financial Statements	3.5
Annual Threshold Revenue APC	2.6(b) 2.3(b)
Assignment Agreement	6.1(c)
Bitco	Preamble
Books and Records	3.15
Buyer	Preamble
Buyer Parties	Preamble
Buyer Indemnified Liabilities	8.2(a)
Buyer Indemnified Parties Buy-Out Trigger Event	8.1(a)(i) 2.6(e)
Cash Amount	2.1
Claim Notice	8.3
Closing	2.3(a)
Closing Date	2.3(a)
Companies	Recitals
Contingent Purchase Price Obligation Payment	2.6
Contingent Purchase Price Obligation Payment Buy-Out Payment	2.6(d)
Contingent Purchase Price Obligation Payment Cap	2.6(a)
Creditors’ Rights	3.2
Deductible	8.1(d)
Discounted Value	2.6(c)
Financial Statements Guaranteed Obligations	3.5 5.4
Indemnified Party	8.3
Indemnifying Party	8.3
Insurance Policies	3.14
Interim Balance Sheet	3.5
Interim Financial Statements	3.5
Limited Partner Interest	Recitals
OCI Permits	3.10(b)
OCI Wyoming L.P.	Recitals
OCI Wyoming L.P. Interest	Recitals
OCI Wyoming Co.	Recitals
OCI Wyoming Co. Interests	Recitals
Parent	Preamble
Party or Parties	Preamble
Personal Property	3.12
Purchase Price	2.1

Purchase Price Allocation	2.5
Purchased Interests	Recitals
Real Property	3.11(a)(ii)
Sales Contract	3.8
Scheduled Leases	3.11(a)(ii)
Scheduled Owned Real Property	3.11(a)(i)
Seller Indemnified Liability	8.1(a)
Seller Indemnified Party	8.2(a)
Sellers	Preamble
Settlement Statement	2.2(b)
Tax Proceeding	7.2
Transfer Taxes	7.1
Yearly Excess	2.6

Section 1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (c) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (d) the word “or” shall not be deemed exclusive; (e) references to Articles and Sections refer to Articles and Sections of this Agreement; (f) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular subdivision unless expressly so limited; (g) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (h) references to Schedules are to the items identified separately in writing by the Parties as the described Schedules attached to this Agreement, each of which is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if set forth in full in this Agreement; (i) all references to dollars or “$” shall be to the lawful currency of the United States of America; (j) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (k) all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP; (l) any event contemplated by this Agreement requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; and (m) the Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign and deliver the Purchased Interests to Buyer, and Buyer shall purchase the Purchased Interests from Sellers. The aggregate cash consideration paid to Sellers by Buyer simultaneously with the execution and delivery of this Agreement for the purchase of the Purchased Interests shall be $310,000,000 (the “Cash Amount”), subject to adjustment pursuant to Section 2.2 hereof (as so adjusted, the “Purchase Price”), payable in accordance with Section 2.3(b).

Section 2.2 Purchase Price Adjustment.

(a) The Cash Amount for the Purchased Interests shall be:

(i) reduced by the amount of cash or cash equivalents of the Companies, in an aggregate amount not to exceed $17,500,000, distributed or paid to any Seller or to any Affiliate of any such Seller from and after the Effective Time until Closing with respect to the Purchased Interests (which, for the avoidance of doubt, will include any dividend or other distribution payable in cash, equity securities, other ownership interests, property or otherwise); and

(ii) increased by the amount of any capital contributions made to the Companies by the Sellers made after the Effective Time and prior to the Closing.

(b) Sellers have prepared and delivered to Buyer, and Buyer hereby acknowledges and agrees to, the settlement statement attached as Exhibit A (the “Settlement Statement”) setting the calculation of each adjustment to the Cash Amount to be made in accordance with Section 2.2(a) and setting forth the calculation of the Purchase Price.

Section 2.3 Closing.

(a) The closing of the purchase and sale of the Purchased Interests (the “Closing”) has taken place simultaneously with the execution and delivery of this Agreement at the offices of Anadarko Holding Company, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380, at 10:00 a.m. local time on the date hereof (the “Closing Date”).

(b) Buyer has delivered or caused to be delivered to Anadarko Petroleum Corporation (“APC”), on behalf of Sellers, an amount equal to the Purchase Price in immediately available funds by wire transfer to an account of APC designated in advance by Sellers and Sellers have delivered or caused to be delivered to Buyer the documents required to be delivered to Buyer pursuant to Article VI.

Section 2.4 Withholding. Buyer is authorized to withhold from any amounts payable to Sellers pursuant to this Agreement, and to pay over to a foreign, federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law. All amounts withheld with respect to any payment shall be treated as amounts paid to the Sellers.

Section 2.5 Purchase Price Allocation. Buyer and Sellers agree to allocate the Purchase Price among the Purchased Interests in accordance with the allocation set forth on Exhibit B (the “Purchase Price Allocation”). Buyer and Sellers shall timely file any forms and statements required under U.S. federal or state income Tax laws consistent with such agreed Purchase Price Allocation. The Purchase Price Allocation shall be revised to take into account subsequent adjustments to the Purchase Price in a manner consistent with the foregoing. Buyer and Sellers shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Purchase Price Allocation, except as otherwise required by applicable Laws.

Section 2.6 Contingent Purchase Price Obligation. Following Closing, if the Net Revenue for a calendar year exceeds the Annual Threshold Revenue, as defined in Section 2.6(b), for that year (for each year, the amount of the Net Revenue in excess of the Annual Threshold Revenue being defined as the “Yearly Excess”), then Sellers shall be entitled to receive from Buyer a payment (the “Contingent Purchase Price Obligation Payment”) for such calendar year equal to the following: (i) the Yearly Excess multiplied by (ii) thirty-eight and sixty-eight hundredths percent (38.68%), then multiplied by (iii) forty-eight and fifty-one hundredths percent (48.51%) and further multiplied by (iv) eighty percent (80.0%) in accordance with and subject to each of the following terms and conditions; provided, however, that in no event will any Contingent Purchase Price Obligation Payment be less than zero or greater than the Contingent Purchase Price Obligation Payment Cap.

(a) Buyer shall pay the Contingent Purchase Price Obligation Payment due for any calendar year, if any, to Sellers within thirty (30) days of Buyer’s (or any of its Affiliates’) receipt from the Companies of the audited combined financial statements of the Companies as of and for the applicable year. Sellers shall be entitled to receive Contingent Purchase Price Obligation Payments with respect to each calendar year beginning with the calendar year ending December 31, 2013 through and including the calendar year ending December 31, 2015; provided, that Buyer shall have no further obligation to make any Contingent Purchase Price Obligation Payment once the Discounted Value paid by Buyer under this Section 2.6(a) equals fifty million U.S. Dollars ($50,000,000) (such Discounted Value, the “Contingent Purchase Price Obligation Payment Cap”). If the Companies have not provided to Buyer audited combined financial statements with respect to any calendar year through the year ending December 31, 2015 by March 31 of the immediately succeeding year, Buyer and the Sellers shall work together in good faith to determine a reasonable estimate of Net Revenue for such year and, until such audited combined financial statements are delivered to Buyer, shall use such estimate in complying with this Section 2.6(a); provided that once such audited combined financial statements are available, the Parties shall adjust the amount(s) to be paid accordingly, and shall cause any overpayment or underpayment made as a result of such estimate to be promptly rectified.

(b) The “Annual Threshold Revenue” for each of 2013, 2014, and 2015 shall be $316,187,000.

(c) The “Discounted Value” is the sum of the values of each Contingent Purchase Price Obligation Payment paid to Sellers discounted back to January 1, 2013. The discount rate to be applied when calculating the January 1, 2013 value for each Contingent Purchase Price Obligation Payment is ten percent (10%) (nominal) per annum applied from January 1, 2013 until the date of payment of such Contingent Purchase Price Obligation Payment.

(d) In lieu of Contingent Purchase Price Obligation Payments, Buyer may elect, at any time and at its sole option, to pay Sellers an amount to buy out its Contingent Purchase Price Obligation Payment obligation to Sellers (the “Contingent Purchase Price Obligation Payment Buy-Out Payment”). For purposes of this Section 2.6(d), the amount of such Contingent Purchase Price Obligation Payment Buy-Out Payment shall be calculated such that its January 1, 2013 value (discounted as per clause (c) of this Section 2.6 using a ten percent (10%) (nominal) per annum discount rate) equals the Contingent Purchase Price Obligation Payment Cap less the Discounted Value of any Contingent Purchase Price Obligation Payments already made to Sellers. In the event Buyer pays to Sellers the Contingent Purchase Price Obligation Payment Buy-Out Payment, Sellers shall have no further rights and Buyer shall have no further obligations with respect to the Contingent Purchase Price Obligation Payments or the Contingent Purchase Price Obligation Payment Buy-Out Payment. Set forth on Exhibit C are examples, solely for illustrative purposes, of the calculation of Contingent Purchase Price Obligation Payment Buy-Out Payment contemplated by this Section 2.6(d).

(e) If at any time, Buyer (or its Affiliate) ceases to own all or any portion of the equity ownership interests of either of the Companies or their respective successors (including the Purchased Interests), whether as a result of transfer or other disposition (including as a result of the dissolution or winding up of either Company) (a “Buy-Out Trigger Event”), then in lieu of Contingent Purchase Price Obligation Payments, Sellers may elect, at any time and at their sole option, to require Buyer to buy out the Contingent Purchase Price Obligation Payment by paying to Sellers the Contingent Purchase Price Obligation Payment Buy-Out Payment. In the event Sellers elect to require Buyer to buy out the Contingent Purchase Price Obligation Payment pursuant to this Section 2.6(e), Buyer shall be obligated to pay the Contingent Purchase Price Obligation Payment Buy-Out Payment to Sellers within thirty (30) days following its receipt of written notice of such election by Sellers. Following such election by Sellers and the payment to Sellers of the Contingent Purchase Price Obligation Payment Buy-Out Payment, Sellers shall have no further rights and Buyer shall have no further obligations with respect to the Contingent Purchase Price Obligation Payments or the Contingent Purchase Price Obligations Payment Buy-Out Payment. Buyer shall promptly, but in no event later than ten (10) Business Days after a Buy-Out Trigger Event, notify Sellers in writing of such Buy-Out Trigger Event that may give rise to a buy-out obligation under this Section 2.6(e). No such Buy-Out Trigger Event shall release or otherwise affect Buyer’s obligations under this Agreement.

(f) Promptly following the conclusion of each applicable year (but in no event later than ten (10) Business Days after Buyer receives the audited combined financial statements of the Companies for the applicable year), Buyer shall deliver to Sellers (i) a statement itemized in reasonable detail showing the computation of such Contingent Purchase Price Obligation Payment, including the computation of the Net Revenue for the applicable year, soda ash volumes sold, average soda ash price received thereon, and the Yearly Excess for the applicable year (based solely on information provided by OCI Wyoming L.P.) and (ii) the audited combined financial statements of the Companies for the applicable year. Buyer shall at all times use good faith efforts to maintain true and correct books and records sufficient to determine and confirm the Contingent Purchase Price Obligation Payment due, if any, with respect to each calendar year. For purposes of determining, confirming and auditing the Contingent Purchase Price Obligation Payments, the books and records of Buyer referred to in this Section 2.6(f) shall be open, at the reasonable request of Sellers, for inspection, copying, and audit (at Sellers’ sole cost and expense) by Sellers’ accountants or representatives, at the business office of Buyer during normal business hours upon twenty (20) days advance written notice to Buyer.

(g) Any Contingent Purchase Price Obligation Payment which is not paid when due (or any over- or under-payment made under Section 2.6(a)) shall bear interest at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. Dollar deposits as quoted by the British Bankers’ Association plus six hundred (600) basis points calculated from the date due until the date such payment is satisfied, such interest to become part of the amount payable. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

(h) If a Contingent Purchase Price Obligation Payment is not paid when due and remains unpaid for more than thirty (30) days after the due date of such Contingent Purchase Price Obligation Payment, then in lieu of Contingent Purchase Price Obligation Payments, Sellers may elect, at any time and at their sole option, to require Buyer to buy out the Contingent Purchase Price Obligation Payment by paying to Sellers the Contingent Purchase Price Obligation Payment Buy-Out Payment. In the event Sellers elect to require Buyer to buy out the Contingent Purchase Price Obligation Payment pursuant to this Section 2.6(h), Buyer shall be obligated to pay the Contingent Purchase Price Obligation Payment Buy-Out Payment to Sellers within thirty (30) days following its receipt of written notice of such election by Sellers. Following such election by Seller and the full payment to Seller of the Contingent Purchase Price Obligation Payment Buy-Out Payment, Sellers shall have no further rights and Buyer shall have no further obligations with respect to the Contingent Purchase Price Obligation Payments or the Contingent Purchase Price Obligation Payment Buy-Out Payment.

(i) Subject to the last sentence of this Section 2.6(i), Sellers acknowledge and agree that (i) from and after the Closing and except as expressly provided to the contrary in this Agreement, Buyer and Buyer’s representatives on the Partnership Committee or any other committee of OCI Wyoming L.P. have the right to agree to, promote, or vote or cause to vote the Purchased Interests in favor of, any action with respect to the Companies (and all components of their businesses) in any way that it deems appropriate in its sole discretion, (ii) neither Buyer nor Buyer’s representatives on the Partnership Committee or any other committee of OCI Wyoming L.P. have any obligation to agree to, promote, or vote or cause to vote the Purchased Interests in favor of, any action with respect to the Companies (or any component of their businesses), in order to achieve (or maximize the amount of) a Contingent Purchase Price Obligation Payment or the Contingent Purchase Price Obligation Payment Buy-Out Payment, (iii) Buyer and Buyer’s representatives on the Partnership Committee or any other committee of OCI Wyoming L.P. are under no obligation to agree to, promote, or vote or cause to vote the Purchased Interests in favor of, any action with respect to the Companies (or any component of their businesses), in a manner consistent with the manner in which the Companies operated their businesses prior to the Closing, (iv) the Contingent Purchase Price Obligation Payments and the Contingent Purchase Price Obligation Payment Buy-Out Payment are speculative and are subject to numerous factors outside the control of Buyer, including limitations applicable to Buyer under the Organizational Documents of the Companies, (v) there is no assurance that Sellers will receive any Contingent Purchase Price Obligation Payment and Buyer has not promised nor projected any Contingent

Purchase Price Obligation Payments, (vi) neither Buyer nor Buyer’s representatives on the Partnership Committee or any other committee of OCI Wyoming L.P. owe any fiduciary duty or other express or implied duty to Sellers, including any implied duty of good faith and fair dealing, (vii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship and (viii) Sellers hereby waive any fiduciary duty or other express or implied duty of Buyer or Buyer’s representatives on the Partnership Committee or any other committee of OCI Wyoming L.P. to Sellers, including any implied duty of good faith and fair dealing. Notwithstanding anything herein to the contrary, (A) the Parties agree that the agreements, acknowledgements and waivers set forth in this Section 2.6(i) shall apply only if Buyer (or any Affiliate of Buyer) does not have Control of the Companies (or any successor entity of any of the Companies), (B) Buyer shall not in bad faith take any actions primarily motivated to reduce the amount or timing of any Contingent Purchase Price Obligation Payment, and (C) if any time prior to December 31, 2015, Buyer or any of its Affiliates has Control of the Companies (or any successor entity of any of the Companies), Buyer acknowledges that it shall be subject to the implied contractual covenant of good faith and fair dealing (as construed under Delaware law) with respect to the transactions contemplated by this Section 2.6; provided, however, that the Parties acknowledge that the foregoing shall not be construed as imposing on Buyer (or any of its Affiliates) at any time, whether or not Buyer or its Affiliates have Control of the Companies, any obligation to maximize the Contingent Purchase Price Payment Obligation Payment payable pursuant to this Section 2.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

AND THE COMPANIES

Except as set forth in the Disclosure Schedules, Sellers represent and warrant to Buyer, as of the date of this Agreement, as follows:

Section 3.1 Organization.

(a) AHC is a corporation duly formed, validly existing and in good standing under the laws of the State of Utah and has all corporate power required to carry on its business as now conducted. Bitco is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted.

(b) To Sellers’ Knowledge, OCI Wyoming Co. is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. To Sellers’ Knowledge, OCI Wyoming L.P. is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited partnership power required to carry on its business as now conducted. Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Companies, as in effect on the date of this Agreement.

(c) To Sellers’ Knowledge, each of the Companies is duly qualified to do business as a foreign limited partnership or foreign corporation, as applicable, and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, which jurisdictions are listed on Schedule 3.1.

Section 3.2 Authority; Enforceability. Sellers have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which either Seller is a party, to perform their respective obligations under this Agreement and thereby and to consummate the transactions contemplated by this Agreement and thereby. The execution, delivery and performance by Sellers of this Agreement and any other Transaction Documents to which either Seller is a party and the consummation of the transactions contemplated by this Agreement and thereby are within the corporate power of Sellers and have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly and validly executed by Sellers, and (assuming this Agreement is a valid and binding obligation of Buyer) this Agreement constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”). When each other Transaction Document to which either Seller is a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to Creditors’ Rights.

Section 3.3 No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated by this Agreement will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Sellers or the Companies;

(b) to Sellers’ Knowledge, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which either of the Companies is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c) result in the creation or imposition of any Lien on any of the Purchased Interests, other than restrictions on transfer applicable to Buyer after the Closing under the Organizational Documents of the Companies or under applicable securities Laws (it being understood and agreed that all such restrictions applicable to Sellers in connection with the transactions contemplated hereby have been complied with);

(d) conflict with, violate or breach any term or provision of any applicable Law with respect to Sellers or, to Sellers’ Knowledge, the Companies, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

(e) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law or any other Person.

Section 3.4 Capitalization; Ownership. Schedule 3.4 sets forth a true and complete list that accurately reflects (i) to Sellers’ Knowledge, the outstanding Equity Interests in OCI Wyoming L.P. and OCI Wyoming Co. and (ii) the name of each Seller and the number or amount of Equity Interests in each Company owned by such Seller. AHC is the record and beneficial owner of the OCI Wyoming Co. Interests, Bitco is the record and beneficial owner of the OCI Wyoming L.P. Interest, and, to Sellers’ Knowledge, OCI Wyoming Co. is the record and beneficial owner of the Limited Partner Interest, in each case (and to Seller’s Knowledge only with respect to the Limited Partner Interest) free and clear of any Liens other than Liens arising pursuant to (a) the right of Buyer to acquire the Purchased Interests pursuant to this Agreement, (b) the Organizational Documents of the Companies, or (c) restrictions on transfer pursuant to applicable securities Laws. To Sellers’ Knowledge, all of the Purchased Interests have been duly authorized and validly issued, are non-assessable, and were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any statutory preemptive rights or preemptive rights granted under the Organizational Documents of the Companies. Except as set forth on Schedule 3.4 with respect to certain preemptive rights granted under the Organizational Documents of the Companies and except for the rights of Buyer created pursuant to this Agreement, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for or purchase Equity Interests in the Companies or obligating the Companies to issue or sell any Equity Interests in the Companies. There are no outstanding contractual obligations of the Companies to (x) repurchase, redeem or otherwise acquire any of the Purchased Interests or, to Sellers’ Knowledge, any of the other Equity Interests in the Companies or (y) to Sellers’ Knowledge, to provide funds to, or make any investment in, any other Person. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights affecting the Purchased Interests. Except for the Limited Partnership Interest owned by OCI Wyoming Co., the Companies do not own any Equity Interests or other securities in any other Person. At the Closing, Buyer will acquire good and valid title to the OCI Wyoming Co. Interests and the OCI Wyoming L.P. Interest in accordance with the Organizational Documents of the Companies and free and clear of any Liens, other than Liens pursuant to the Organizational Documents of the Companies, Liens arising at or after the Closing as a result of Buyer’s actions or obligations, and restrictions on transfer pursuant to applicable securities Laws. Sellers have performed all of the covenants and agreements required to be performed by Sellers with respect to any restriction on transfer of the Purchased Interests pursuant to the Organizational Documents of the Companies, which restrictions have been waived or otherwise expired at or prior to the Closing.

Section 3.5 Financial Statements. Sellers have made available to Buyer, as received from the Companies, copies of (a) the audited combined balance sheets of the Companies as of December 31, 2011, 2010 and 2009 and the related audited combined statements of income and accumulated deficit and partners’ capital, stockholders’ equity, partners’ capital and comprehensive income and cash flows of the Companies for the years then ended (collectively referred to as the “Annual Financial Statements”) and (b) the unaudited balance sheets of the Companies as of November 30, 2012 the (“Interim Balance Sheet”) and the related unaudited statements of income and accumulated deficit and partners’ capital, stockholders’ equity, partners’ capital and comprehensive income and cash flows of the Companies for the eleven month period then ended (collectively referred to as the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements”). To Sellers’ Knowledge, the Financial Statements (a) have been prepared from the books and records of the Companies in accordance with GAAP applied on a consistent basis throughout the periods indicated thereby (except as may be indicated in the notes thereto), and (b) fairly present, in all material respects, the financial position of the Companies as of the respective dates thereof and the results of operations for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal non-material year-end audit adjustments and accruals and to the absence of notes, in each case except as otherwise noted therein.

Section 3.6 No Undisclosed Liabilities. To Sellers’ Knowledge, neither of the Companies has (a) any liability that would be required by GAAP to be reflected, reserved against or otherwise described on a combined balance sheet of the Companies other than (i) liabilities set forth on the face of the Interim Balance Sheet (rather than any notes thereto) and (ii) liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law) or (b) any material liabilities relating to any Plan that are not set forth in the Financial Statements.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date, to Sellers’ Knowledge, the Companies have operated in the ordinary course of business consistent with past practice and there have been no changes, developments, events, effects, conditions or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect and, except as set forth on Schedule 3.7, to Sellers’ Knowledge, the Companies have not:

(a) amended their respective Organizational Documents;

(b) issued or sold any of their respective Equity Interests or any options, warrants, convertible or exchangeable securities, or other rights of any kind with respect to such Equity Interests;

(c) redeemed, repurchased or otherwise acquired any of their respective Equity Interests;

(d) split, combined, or reclassified any of their respective Equity Interests;

(e) adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(f) made any material acquisition of all or any significant part of the assets, properties, capital stock or business of any other Person, except in the ordinary course of business consistent with past practice, or entered into an agreement to merge or consolidate either of the Companies with any other Persons;

(g) sold, transferred or disposed of any material assets, except in the ordinary course of business consistent with past practice;

(h) commenced or settled any material litigation;

(i) received any capital contributions or declared, set aside or paid any dividend on, or any other distribution with respect to, the Equity Interests in the Companies;

(j) borrowed funds or guaranteed the financial position or obligations of any Person;

(k) made any changes in accounting or Tax reporting principles, methods or policies of either of the Companies;

(l) made or rescinded any election relating to Taxes or settled or compromised any Claim relating to Taxes;

(m) mortgaged, pledged or subjected any of the Purchased Interests to any Lien;

(n) discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business and which, individually or in the aggregate, would not be material to either of the Companies;

(o) canceled or compromised any material debt or Claim or entered into, amended, canceled, terminated, relinquished, waived or released any Contract or material right thereunder;

(p) made any capital expenditures or capital additions or betterments;

(q) entered into, amended or terminated any Contract with, or made any payment to, any Affiliate of either Company or any director, manager, officer, holder of Equity Interest, employee or contractor of either Company or any such Affiliate (whether as a loan or otherwise) except regular compensation and usual benefits payments in the ordinary course of business consistent with past practices;

(r) except as required by applicable Law, adopted or terminated, or made any material amendment or modification to, any Plan;

(s) entered into, amended or terminated any employment, consulting, change in control, management, bonus, termination pay, retention, severance or indemnification agreement or an agreement with respect to a retention bonus (nor amended any such agreement), or entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative;

(t) increased the compensation or benefits of any director, manager, officer, member, employee or contractor; or

(u) committed to do any of the foregoing.

Section 3.8 Material Contracts. To Sellers’ Knowledge, (a) all Contracts for the sale and marketing of soda ash to which either Company is bound (each, a “Sales Contract”), Scheduled Leases and all material OCI Contracts are in full force and effect and are valid, binding and enforceable against the Companies and each other Person party thereto, in accordance with their terms, subject to Creditors’ Rights, (b) except as set forth on Schedule 3.8, without giving effect to the foregoing Knowledge qualifier, no Affiliate of a Seller is party to a Sales Contract, Scheduled Lease or a material OCI Contract, (c) neither of the Companies nor any other Person, is in default or has received any notice of default under any Sales Contract, Scheduled Lease or material OCI Contract; and (d) no event has occurred that with notice or lapse of time, or both, would constitute a breach of or default under any Sales Contract, Scheduled Lease or material OCI Contract, or permit termination, modification or acceleration of any material OCI Contract in any manner adverse to either of the Companies.

Section 3.9 Litigation. To Sellers’ Knowledge, there are no actions, suits, investigations or proceedings pending or threatened against the Companies, other than any actions, suits, investigations or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.9, to Sellers’ Knowledge, the Companies are not subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees and requirements of Government Authorities in connection with ordinary permitting, interconnection requests, and similar requirements for project development), and no such judgment, order or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Compliance with Laws; Permits.

(a) To Sellers’ Knowledge, the Companies are and, during the five (5) years prior to the date of this Agreement, have been in compliance in all material respects with all Laws applicable to their business and operations, and the Companies have not received any notice of or been charged with a violation of any applicable Laws. To Sellers’ Knowledge, no material investigation, audit or review by any Governmental Authority is pending or threatened against either of the Companies with respect to a violation of any applicable Law.

(b) To Sellers’ Knowledge, the Companies have obtained and are maintaining all material permits, licenses, variances, exemptions, orders, franchises, consents, registrations, authorizations, permissions and approvals of any Governmental Authority necessary or desirable for the lawful ownership, lease and operation of the Companies and their respective businesses and assets (the “OCI Permits”). To Sellers’ Knowledge, each OCI Permit is valid and in full force and effect and no OCI Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.11 Real Property.

(a) To Sellers’ Knowledge:

(i) Schedule 3.11 lists all real property owned (beneficially or of record) by the Company (the “Scheduled Owned Real Property”). The Companies have good and marketable title to the Scheduled Owned Real Property. The Scheduled Owned Real Property is not encumbered by Liens other than Permitted Liens.

(ii) Schedule 3.11 lists all surface leases (and the lands covered thereby) pursuant to which each Company leases minerals or real property for use in connection with the Companies (all such listed leases collectively, the “Scheduled Leases”, together with the Scheduled Owned Real Property, the “Real Property”). A true and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. The Person identified on Schedule 3.11 as the lessee or sublessee under any particular Scheduled Lease owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens.

(iii) (A) other than the Companies, there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers, (B) the Companies have full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens and (C) there is no pending or threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property; and

(iv) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Companies conducted therefrom as such operations are currently conducted thereon.

(b) The Sellers have furnished Buyer with true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys that, to Sellers’ Knowledge, are in Sellers’ possession that relate to the Real Property, together with copies of all reports of any engineers, environmental consultants or other consultants in Sellers’ possession relating to any of the Real Property.

Section 3.12 Personal Property. To Sellers’ Knowledge (a) the Companies have good title to all material personal property used or held for use by the Companies in connection with the Companies’ business (together, the “Personal Property”), (b) each material item of Personal Property is in reasonably good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its use since December 31, 2011 (or later acquisition date) and (c) neither of the Companies nor any of their respective subsidiaries has material deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement.

Section 3.13 Customers, Suppliers Vendors. To Sellers’ Knowledge, Sellers have received no notice of any present intent of any significant customer, vendor or supplier of the Companies to discontinue or substantially alter its relationship as such with either of the Companies.

Section 3.14 Insurance. To Sellers’ Knowledge, (a) the policies, binders, and insurance contracts under which the Companies or any of their assets are insured (the “Insurance Policies”) are in full force and effect, (b) Sellers have received no written notice of any cancellation or any threatened cancellation of any Insurance Policy, (c) the Insurance Policies will continue to be in full force and effect after Closing until their ordinary expiration date, and (d) there is no claim by either of the Companies pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 3.15 Books and Records. To Sellers’ Knowledge, all books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of the Companies (“Books and Records”) in their possession or the possession of the Companies relating to the ownership and operation of the Companies and the Purchased Interests have been maintained in accordance with applicable Laws.

Section 3.16 Certain Payments. To Sellers’ Knowledge, neither of the Companies nor, to the Sellers’ Knowledge, any member, director, officer, agent, employee or other Person associated with or acting on behalf of the Companies (a) has taken any action in furtherance of an offer, payment, promise to pay or authorization of payment or giving of anything of value to any Governmental Authority or to any other Person while knowing that all or some portion of the money or value will be offered, given or promised to a Governmental Authority for the purposes of obtaining or retaining business or securing any other improper advantage, (b) has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any comparable provision of local or foreign Law, or (c) has any plans to take any of the foregoing actions. To the Sellers’ Knowledge, neither of the Companies nor any member, director, officer, agent, employee or other Person associated with or acting on behalf of the Companies is or has any plans to become a government official or is owned, directly or indirectly, in whole or in part, or controlled by, any government, or Governmental Authority.

Section 3.17 Employee Matters.

(a) To Sellers’ Knowledge, all wages, bonuses and other compensation due, if any, and payable as of the Closing to present and former employees and contractors of the Companies have been paid in full or will be paid in full to such employees and contractors prior to the Closing.

(b) To Sellers’ Knowledge, (i) neither of the Companies is a party to, or has ever been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated, (ii) no union representation petition or campaign is pending or threatened with regard to any employee of either of the Companies, (iii) there are no labor disputes existing or threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees of either of the Companies, and neither of the Companies has experienced any material labor difficulties during the last five years and (iv) neither of the Companies is subject to any judgment, order, settlement or consent decree with or relating to any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination, wage practices or other claims in respect of employment or labor practices and policies.

(c) To Sellers’ Knowledge, the Companies are and have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, labor and employment practices, terms and conditions of employment, employee classification, overtime pay, FLSA compliance, non-discrimination, non-retaliation, wages and hours, employee leave, record-keeping, payroll documents, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other Taxes.

Section 3.18 Environmental Matters

(a) To Sellers’ Knowledge, (i) the Companies are, and during the five (5) years prior to the date of this Agreement have been, in compliance in all material respects with all Environmental Laws applicable to their business and operations, and (ii) the Companies have not received any notice of or been charged with a material violation of any Environmental Laws.

(b) To Sellers’ Knowledge, the Companies have obtained, are maintaining, and are, and during the five years prior to the date of this Agreement have been, in compliance in all material respects with the terms of all OCI Permits required pursuant to Environmental Laws.

(c) To Sellers’ Knowledge, there are no pending or threatened material actions, suits investigations or proceedings by any Governmental Authority or other person against or which concern either of the Companies with respect to a material violation of or material liability under Environmental Laws or any OCI Permit required pursuant to Environmental Laws.

(d) To Sellers’ Knowledge, no Hazardous Substances generated as a result of the respective businesses or operations of the Companies have been released into the environment, recycled, treated or disposed of in a manner that would reasonably be expected to give rise to liability under Environmental Laws, and none of the real property upon which the business or operations of the Companies are or have been conducted contains Hazardous Substances that require remediation or removal under Environmental Laws, except for such liability or remediation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Sellers have made available to Buyer copies of all reports, correspondence, and other documents and records in the possession of Sellers concerning material environmental matters and issues involving the business or operations of the Companies, including compliance with Environmental Laws, releases of Hazardous Substances, and any claims made pursuant to Environmental Laws.

Section 3.19 Taxes. Except as disclosed on Schedule 3.19:

(a) Sellers have timely filed all material Tax Returns required by applicable Law with respect to the Purchased Interests due on or prior to the date hereof, and have timely paid or caused to be timely paid all Taxes shown as due and payable on such Tax Returns or otherwise applicable to the ownership of the Purchased Interests within the prescribed period or any extensions thereof;

(b) to Sellers’ Knowledge, each of the Companies has duly and timely filed all Tax Returns required to be filed by it;

(c) to Sellers’ Knowledge, all Taxes owed by either of the Companies (including, without limitation, all Tax withholding and deposit requirements) have been timely paid in full, whether disputed or not;

(d) there are no Liens on any of the Purchased Interests, other than restrictions on transfer applicable to Buyer after the Closing under the Organizational Documents of the Companies or under any applicable securities Laws (it being understood and agreed that all such restrictions applicable to Sellers in connection with the transactions contemplated hereby have been complied with);

(e) to Sellers’ Knowledge, neither of the Companies has received notice of any claims pending or threatened by any Governmental Authority with respect to any Taxes due from either of the Companies, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any such Taxes;

(f) to Sellers’ Knowledge, neither of the Companies is now, and neither of the Companies has previously been, under audit or examination by any Governmental Authority with respect to any Taxes or any Tax Returns due from it;

(g) Sellers have provided to Buyer true and correct copies of all material Tax Returns filed by OCI Wyoming L.P. during the past three years, and all correspondence with a Governmental Authority relating to such Tax Returns or Taxes due from OCI Wyoming L.P., that, in each case, are in the possession of Sellers;

(h) to Sellers’ Knowledge, there are no agreements, waivers or other arrangements providing for an extension of time with respect to (i) the filing of any Tax Returns of either of the Companies or (ii) the assessment or collection of any Tax due from either of the Companies;

(i) to Sellers’ Knowledge, neither Company is a party to any Tax sharing, allocation or indemnity agreement or arrangement with, and neither Company has any obligation to indemnify or make a payment to, any Person in respect of any Tax for any past, current or future period, including, without limitation, (i) pursuant to Treasury Regulation § 1.1502-6 or otherwise as a result of having been a member of a group filing Tax Returns on an affiliated, consolidated, combined, unitary, or similar basis, other than by virtue of being a member of the affiliated group of corporations of which OCI Chemical Corporation is the common parent for U.S. federal income tax purposes, (ii) as a transferee or successor, or (iii) by contract or otherwise;

(j) to Sellers’ Knowledge, neither of the Companies will be required to include an amount in taxable income for any taxable period ending after the Closing Date with respect to which a corresponding amount has previously accrued or been taken into account (including for purposes of the Financial Statements) as a result of (i) a change in accounting method on or prior to the Closing Date, (ii) an agreement with any Governmental Authority in existence on the Closing Date, or (iii) OCI Wyoming L.P.’s method of accounting for Tax purposes (including, without limitation, the use or application of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting);

(k) to Sellers’ Knowledge, OCI Wyoming L.P. has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations), (ii) claimed any deduction, credit, or other Tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations promulgated thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations promulgated thereunder or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of former Treasury Regulation § 301.6112-1;

(l) OCI Wyoming L.P. is properly treated as a partnership for U.S. federal income tax purposes and has been so treated since the date of its formation; and

(m) to Sellers’ Knowledge, OCI Wyoming Co. is properly treated as a corporation for U.S. federal income tax purposes and, to Sellers’ Knowledge, has been so treated since the date of its formation.

Section 3.20 Assets Necessary to the Business. To Sellers’ Knowledge, the assets owned by the Companies (a) constitute all of the assets necessary to conduct the business of the Companies in substantially the same manner as it is currently conducted and that have been used in connection with the operations of the Companies since December 31, 2011 and (b) at Closing will constitute all of the assets of the Companies used in the business immediately prior to the Closing.

Section 3.21 Intellectual Property. The Companies have, to the Sellers’ Knowledge, the right to use all of the material Intellectual Property used by them in the conduct of the business of the Companies. To the Sellers’ Knowledge, (a) the conduct of the business of the Companies does not infringe or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened against any of the Companies and (b) (i) no Person is infringing or otherwise violating any material Intellectual Property owned by the Companies in the conduct of the business of the Companies and (ii) no such claims are pending or threatened against any Person by the Companies.

Section 3.22 Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement where such fee or commission would be payable by Buyer or any of its Affiliates.

Section 3.23 Waiver of Other Representations. EXCEPT FOR ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE PURCHASED INTERESTS ARE SOLD “AS IS, WHERE IS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR PROPERTIES OF THE COMPANIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE COMPANIES AND THEIR ASSETS AND PROPERTIES, AND SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR PROPERTIES OF THE COMPANIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THIS ARTICLE III, SELLERS EXPRESSLY DISCLAIM COMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENTS BY THE COMPANIES, OR AS TO THE CONDITION OF THE ASSETS OR PROPERTIES OF THE COMPANIES, OR ANY PART THEREOF, AND, EXCEPT AS SET FORTH IN THIS ARTICLE III, FURTHER SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF ANY HAZARDOUS MATERIALS, ENVIRONMENTAL LIABILITIES OR POTENTIAL ENVIRONMENTAL LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE COMPANIES’ SYSTEMS OR FACILITIES THAT ARE TO BE CONSTRUCTED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer Parties represent and warrant to Sellers, with respect to themselves and not with respect to each other, as of the date of this Agreement, as follows:

Section 4.1 Organization.

(a) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted. Buyer is duly qualified to do business in each other jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to materially delay or have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

(b) Parent is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted. Parent is duly qualified to do business in each other jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to materially delay or have a material adverse effect on Parent’s ability to perform its obligations under this Agreement.

Section 4.2 Authorization; Enforceability.

(a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement are within the limited liability company power of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed by Buyer, and (assuming this Agreement is a valid and binding obligation of Sellers) this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

(b) Parent has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement are within the limited liability company power of Parent and have been duly authorized by all necessary limited liability company action on the part of Parent. This Agreement has been duly and validly executed by Parent, and (assuming this Agreement is a valid and binding obligation of Sellers) this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

Section 4.3 No Conflicts; Consents and Approvals. The execution and delivery by such Buyer Party of this Agreement does not, and the performance by such Buyer Party of its respective obligations under this Agreement will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Buyer Party;

(b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which such Buyer Party is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not reasonably be expected to materially delay or have a material adverse effect on such Buyer Party’s ability to perform its respective obligations under this Agreement; or

(c) (i) conflict with, violate or breach any term or provision of any Law applicable to such Buyer Party, except as would not reasonably be expected to materially delay or have a material adverse effect on such Buyer Party’s ability to perform its obligations under this Agreement or (ii) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law, except for such filings as may be required under the Exchange Act and other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to materially delay or have a material adverse effect on such Buyer Party’s ability to perform its respective obligations under this Agreement.

Section 4.4 Investment Representations. Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Purchased Interests. Buyer understands that the sale of the Purchased Interests under this Agreement will not be registered or qualified under the Securities Act or any state securities or blue sky laws. The Purchased Interests are being acquired by Buyer for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act or any applicable state securities or blue sky laws. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D of the Securities Act).

Section 4.5 Litigation. There are no actions, suits, investigations or proceedings pending or threatened in writing against such Buyer Party, nor are there any outstanding judgments, orders or decrees that affect or bind such Buyer Party, that would reasonably be expected to result in the issuance of a judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the purchase by such Buyer Party of the Purchased Interests under this Agreement or the performance by such Buyer Party of its obligations under this Agreement.

Section 4.6 Financing. Such Buyer Party has sufficient cash, available lines of credit or other sources of immediately available funds to make all payments that may be required to be made (including contingent payments) pursuant to the terms of this Agreement.

Section 4.7 Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Buyer Party who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement where such fee or commission would be payable by Sellers or any of its Affiliates.

Section 4.8 Investigation; No Other Representations. Such Buyer Party acknowledges and agrees that the representations and warranties set forth in Article III constitute the sole and exclusive representations and warranties of Sellers in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements of Sellers regarding Sellers, the Purchased Interests, or the Companies other than those set forth in this Agreement. Except for the representations and warranties expressly set forth in Article III, such Buyer Party disclaims reliance on any representations or warranties, either express or implied, by Sellers, and such Buyer Party acknowledges and agrees that no material or information provided by or communications made by Sellers, the Companies or any broker, investment banker or information provided during due diligence (including information in any electronic data room or in response to any information request provided by Buyer (or any of its Affiliates)) will cause or create any warranty, express or implied, as to the liabilities, operations, title, condition, value or quality of the properties or the prospects (financial or otherwise), risks and other incidents of ownership of the Companies and the properties of the Companies that is not expressly set forth in Article III. Such Buyer Party has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Companies’ business and acknowledges that such Buyer Party has been provided adequate access to personnel, properties, premises and records of the Companies’ business for such purpose. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT, EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT THE PURCHASED INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE. EACH BUYER PARTY FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN ARTICLE VIII, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, NO BUYER PARTY SHALL HAVE ANY RECOURSE WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES. EACH BUYER PARTY ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, INCLUDING FOR PURPOSES OF SECTION 27.01 OF THE TEXAS BUSINESS AND COMMERCE CODE, ON ANY REPRESENTATION OR WARRANTY OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III IN MAKING ITS INVESTMENT DECISION WITH RESPECT TO THE PURCHASED INTERESTS.

ARTICLE V

COVENANTS

Section 5.1 Access to Information.

(a) The Confidentiality Agreements shall terminate on the Closing.

(b) After the Closing, upon reasonable written notice, to the extent permitted by the Organizational Documents of the Companies, Buyer shall furnish or cause to be furnished to Sellers and their Representatives access, during normal business hours, to such information, the Books and Records and assistance, in each case to the extent in Buyer’s possession or control, relating to the business of the Companies as is reasonably necessary for the preparation and filing of any Tax Return, the defense of any Tax claim or assessment or in connection with the prosecution or defense of any investigation, claim (including any insurance claims) or legal proceeding of Sellers, the Companies or any of their Affiliates or in order to enable Sellers to comply with their obligations (or confirm compliance by Buyer with its obligations) under this Agreement. Sellers shall promptly reimburse Buyer for reasonable documented out-of-pocket costs and expenses incurred in assisting Sellers pursuant to this Section 5.1(a).

(c) Buyer shall, to the extent permitted by the Organizational Documents of the Companies, preserve and keep the Books and Records for at least five years following the Closing Date or for such longer period as may be required by applicable Law.

(d) Sellers agree not to disclose, or allow their Affiliates and the respective Representatives of the foregoing to disclose, to others of any Confidential Information for a period of two (2) years after the Closing Date, except that any Seller may disclose Confidential Information to its Affiliates and Representatives, provided that such Seller shall be responsible for any breach of the applicable terms of this Section 5.1(d) by any of its Affiliates or Representatives to which it disclosed Confidential Information.

Section 5.2 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law or the Partnership Agreement to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 5.3 Public Announcements. With respect to the Closing, Buyer and Sellers agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and, except for any press releases and public announcements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.4 Parent Guarantee. Parent hereby irrevocably, absolutely, and unconditionally guarantees to Sellers the full and timely performance and discharge by Buyer of all payment and performance obligations of Buyer contemplated by Section 2.6 of this Agreement when and as the same shall become due and payable (the “Guaranteed Obligations”) in accordance with Section 2.6 and this Section 5.4 and hereby agrees that if Buyer shall fail to pay any amount, or to perform any obligation, in either case, when due, pursuant to the terms of Section 2.6 of this Agreement, Parent shall forthwith pay to Sellers (or Sellers’ designee(s)) such amount or perform (or cause Buyer to perform) such obligation, as such payment and discharge or performance is required to be made by Buyer pursuant to such terms. Except to the extent otherwise expressly provided herein, the guarantee in the immediately preceding sentence is an absolute, present and continuing guarantee of payment and not of collectability. It shall not be necessary for Sellers in order to enforce such payment by the Parent to first exhaust its remedies against Buyer or any other Person liable with respect to any Guaranteed Obligations.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1 Deliveries By Sellers at Closing

Simultaneously herewith, Sellers have delivered or caused to be delivered to Buyer:

(a) statements pursuant to Treasury Regulation Section 1.1445-2(b)(2) certifying that Sellers are not foreign persons;

(b) a certificate executed by the Secretary of the Companies certifying on behalf of the Companies (i) that OCI Wyoming Holding Co., Bitco and OCI Wyoming Co. are the only partners of OCI Wyoming L.P., (ii) to the incumbency and signatures of the officers of OCI Wyoming Co., OCI Wyoming Holding Co. and OCI Wyoming L.P. executing any Transaction Document to which OCI Wyoming Co., OCI Wyoming Holding Co. or OCI Wyoming L.P. is a party, (iii) to the incumbency and signatures of the representatives on the Partnership Committee of OCI Wyoming L.P., (iv) that all conditions to Permitted Transfers (as defined in the Partnership Agreement) in Sections 10.3(c), 10.3(d) and 11.2(b)(ii) of the Partnership Agreement have been waived and (v) that all conditions in Section 10.6 of the Partnership Agreement for the admission of Buyer as a general partner of OCI Wyoming L.P. have been satisfied or waived;

(c) a duly executed instrument assigning the OCI Wyoming LP Interest to Buyer (the “Assignment Agreement”);

(d) stock certificates representing the OCI Wyoming Co. Interests, duly endorsed in the name of Buyer or with stock powers executed in blank;

(e) an amendment to the Partnership Agreement updating the names and Percentage Interests (as defined in the Partnership Agreement) of the General Partners (as defined in the Partnership Agreement);

(f) a written consent of each of the partners of OCI Wyoming L.P. consenting to the sale of the Purchased Interests to Buyer;

(g) an opinion of counsel addressed to OCI Wyoming L.P. in a form acceptable to OCI Wyoming L.P. and the partners of OCI Wyoming L.P. to the effect that the sale of the Purchased Interests to Buyer will not cause OCI Wyoming L.P. to terminate for federal income tax purposes or to be treated as an association taxable as a corporation for federal income tax purposes, or to fail to meet any condition precedent then in effect pursuant to an official pronouncement of the Internal Revenue Service confirming that OCI Wyoming L.P. will be treated as a partnership for federal tax purposes, whether or not such a ruling is being or has been requested, as required by the Partnership Agreement, or a waiver of such requirement in writing by OCI Wyoming L.P.;

(h) resignations of the Sellers’ representatives on the Partnership Committee and any other committees of OCI Wyoming L.P.;

(i) resignation of Sellers’ representatives on the Board of Directors of OCI Wyoming Co.; and

(j) a consent of OCI Wyoming L.P. to the disclosure of the information described in Section 2.6(f) hereof and all other information requested by Sellers to confirm the Contingent Purchase Price Obligation Payment amount.

Section 6.2 Deliveries by Buyer at Closing. Simultaneously herewith, Buyer has delivered or caused to be delivered to Sellers a counterpart of the Assignment Agreement, duly executed by Buyer.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes. Sellers shall be responsible, jointly and severally, for the payment of all transfer, sales, use, real estate transfer, documentary, stamp, retailer occupation or other similar Taxes (collectively, the “Transfer Taxes”) which arise by reason of the consummation of the transactions contemplated by this Agreement, and Sellers shall be responsible for the timely remittance of the Transfer Taxes to the appropriate taxing jurisdictions. To the extent Transfer Taxes are actually collected from Buyer, Sellers agree to reduce the Purchase Price by the amount of Transfer Taxes collected from Buyer and, if no amount of the Purchase Price is then due from Buyer, Sellers shall remit to Buyer upon demand an amount equal to such Purchase Price reduction.

Section 7.2 Cooperation. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party and at the requesting Party’s expense, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information in such Party’s possession or control that are reasonably relevant to such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnities of the Sellers.

(a) Seller Indemnified Liabilities. Subject to the provisions of this Article VIII, from and after the Closing, each of the Sellers shall jointly and severally indemnify, defend and hold harmless Buyer, each of Buyer’s Affiliates, and their respective directors, stockholders, members, managers, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities,” and individually as a “Seller Indemnified Liability”): (i) any representation or warranty made by any Seller in this Agreement not having been true and correct as of the Closing (without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein); provided that the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date, (ii) any breach by any Seller of any covenant or obligation of such Seller in this Agreement, (iii) any Pre-Closing GP Liability and (iv) any Pre-Closing Taxes.

(b) Time Limitations. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under Section 8.1(a) unless such Claim is first made to Sellers on or prior to the one-year anniversary of the Closing Date; provided, however, that such survival period shall not apply to any Claim under Section 8.1(a)(i) relating to the breach of any representation or warranty contained in Sections 3.1 (Organization), 3.2 (Authority; Enforceability), 3.3 (No Conflicts; Consents and Approvals), 3.4 (Capitalization; Ownership), or 3.22 (Brokers’ Fees) or any Claim under Section 8.1(a)(ii), Section 8.1(a)(iii) or Section 8.1(a)(iv) (which Claim, in any such case, may be asserted indefinitely).

(c) Caps. Notwithstanding anything to the contrary in Section 8.1(a), in no event shall the Sellers be required to make payments in respect of Seller Indemnified Liabilities in the aggregate that exceed 25% of the Purchase Price; provided, however, that the Sellers’ liability for any Seller Indemnified Liability will not be limited as set forth in this Section 8.1(c) if such Seller Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 3.1 (Organization), 3.2 (Authority; Enforceability); 3.3 (No Conflicts; Consents and Approvals), 3.4 (Capitalization; Ownership) or 3.22 (Brokers’ Fees) or (ii) arises pursuant to Section 8.1(a)(ii), 8.1(a)(iii) or 8.1(a)(iv).

(d) Claim Deductible. Notwithstanding anything to the contrary in Section 8.1(a), Sellers shall not have any indemnification obligations for Seller Indemnified Liabilities under Section 8.1(a)(i) unless the aggregate amount of all such Seller Indemnified Liabilities exceeds 2.5% of the Purchase Price (the “Deductible”), in which case Seller shall be liable only for Seller Indemnified Liabilities in excess of the Deductible; provided, however, that such Deductible will not apply to any Seller Indemnified Liabilities relating to the breach of any representation or warranty contained in Sections 3.1 (Organization), 3.2 (Authority; Enforceability), 3.3 (No Conflicts; Consents and Approvals), 3.4 (Capitalization; Ownership) or 3.22 (Brokers’ Fees).

(e) Effect of Knowledge. No Buyer Indemnified Party shall be entitled to indemnification under this Article VIII with respect to any Seller Indemnified Liabilities arising out of or resulting from any event or circumstance relating to the inaccuracy or breach of any representation or warranty of any Seller, any breach of any covenant, agreement, obligation or undertaking of any Seller set forth in this Agreement if any Buyer Indemnified Party had Knowledge on or before the date of this Agreement of the existence of such event, circumstance or breach.

Section 8.2 Indemnities of Buyer Parties.

(a) Buyer Parties’ Indemnified Liabilities. Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers, the Sellers’ Affiliates, and their respective directors, stockholders, members, managers, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Seller Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”): (i) any representation or warranty made by Buyer or Parent in this Agreement not having been true and correct as of the Closing (without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein); provided that the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date, (ii) any breach by Buyer or Parent of any covenant or obligation of Buyer or Parent in this Agreement, or (iii) any obligation or liability arising out of, relating to, or in connection with the ownership of the Purchased Interests (A) to the extent arising from and after the Closing or (B) to the extent arising before the Closing if Buyer had Knowledge of such obligation or liability at or prior to the Closing (other than in any such case any Pre-Closing GP Liability, any Pre-Closing Taxes or any other matter for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.1 (taking into account, for the avoidance of doubt, Section 8.1(e)).

(b) Time Limitation. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Seller Indemnified Parties be permitted to make any Claim under Section 8.2(a) unless such Claim is first made to the applicable Buyer Party on or prior to the one-year anniversary of the Closing Date; provided, however, that such survival period shall not apply to any Claim under Section 8.2(a)(i) relating to the breach of any representation or warranty contained in Sections 4.1 (Organization), 4.2 (Authority; Enforceability); 4.3 (No Conflicts; Consents and Approvals) or 4.7 (Brokers’ Fees) or any Claim under Section 8.2(a)(ii) or (iii) (which Claim, if any such case, may be asserted indefinitely).

(c) Cap. Notwithstanding anything to the contrary in Section 8.2(a), in no event shall the applicable Buyer Parties be required to make payments in respect of Buyer Indemnified Liabilities that exceed in the aggregate 25% of the Purchase Price; provided, however, that the applicable Buyer Party’s liability for any Buyer Indemnified Liability will not be limited as forth in this Section 8.2(c) if such Buyer Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 4.1 (Organization), 4.2 (Authority; Enforceability); 4.3 (No Conflicts; Consents and Approvals) or 4.7 (Brokers’ Fees); or (ii) arises pursuant to Section 8.2(a)(ii) or (iii).

(d) Claim Deductible. Notwithstanding anything to the contrary in Section 8.2(a), Buyer Parties shall not have any indemnification obligations for Buyer Indemnified Liabilities under Section 8.2(a)(i) unless the aggregate amount of all such Buyer Indemnified Liabilities exceeds the Deductible, in which case Buyer Parties shall be liable only for Buyer Indemnified Liabilities that are in excess of the Deductible; provided, however, that such Deductible will not apply to any Buyer Indemnified Liabilities relating to the breach of any representation or warranty contained in Sections 4.1 (Organization), 4.2 (Authority; Enforceability), 4.3 (No Conflicts; Consents and Approvals) or 4.7 (Brokers’ Fees).

(e) Effect of Knowledge. No Seller Indemnified Party shall be entitled to indemnification under this Article VIII with respect to any Buyer Indemnified Liabilities arising out of or resulting from any event or circumstance relating to the inaccuracy or breach of any representation or warranty of Buyer or Parent or any breach of any covenant, agreement, obligation or undertaking of Buyer or Parent set forth in this Agreement if any Seller Indemnified Party had Knowledge on or before the date of this Agreement of the existence of such event, circumstance or breach.

Section 8.3 Claim Procedures. Each party that desires to make a Claim for indemnification pursuant to this Article VIII (an “Indemnified Party”) shall provide notice (a “Claim Notice”) thereof in writing to Buyer (if the Indemnified Party is a Seller Indemnified Party) or to Sellers (if the Indemnified Party is a Buyer Indemnified Party) (“Indemnifying Party”), specifying the nature and basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 8.3, receipt by a party of written notice of any Third-Party Claim that gives rise to a Claim on behalf of such party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

Section 8.4 Recovery. An Indemnified Party shall be entitled to seek recovery under any provisions of this Agreement that maximize its recovery (e.g., if Damages would be time barred under Section 8.1(b) if a Claim were made under one provision but would not be time barred if made under another provision, then the Indemnified Party may seek recovery under the provision that is not time barred).

Section 8.5 Survival. Except to the extent expressly limited by this Agreement, the representations, warranties, covenants, and indemnities set forth in this Agreement shall survive the Closing.

Section 8.6 Control of Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party shall have the right at its own expense to participate (but not control) jointly with the Indemnifying Party in the defense of any such Third-Party Claim. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of written notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything in this Section 8.6 to the contrary, Buyer shall in all cases be entitled to control the defense of a Third-Party Claim if Buyer reasonably believes (i) such Third-Party Claim could result in liabilities that, taken together with other then-outstanding Claims by Buyer under this Agreement, could exceed the remaining potential Damages payable by the Sellers under this Agreement or (ii) such Third-Party Claim would materially and adversely affect in any material respect Buyer and its Affiliates, taken as a whole, other than as a result of money damages or if injunctive or other non-monetary relief has been sought against Buyer or its Affiliates.

Section 8.7 Express Negligence THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

Section 8.8 Exclusive Remedy. In the absence of common law fraud, the indemnification provisions in this Article VIII will be the sole and exclusive remedy and recourse for any breach of this Agreement by Buyer or the Sellers, except as expressly provided herein. Notwithstanding the foregoing, Buyer and Sellers shall be entitled to seek specific performance pursuant to Section 9.13.

Section 8.9 Non-Recourse. No Party shall have recourse whatsoever under this Agreement against any of the Representatives of the other Parties (including for such purposes, the Representatives of any Affiliate of a Party). Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Representatives, and each Seller, on behalf of itself and its Representatives, each hereby fully and irrevocably waive any right, claim or entitlement whatsoever against such Representatives relating to any and all Damages suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or the transactions contemplated by this Agreement (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party or other Person or otherwise.

Section 8.10 Characterization of Indemnification Payments. Any payment of amounts owing by an Indemnifying Party shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any Party pursuant to this Agreement shall be in writing (including facsimile transmission) and shall be given,

if to Buyer Parties, to:

NRP Trona LLC

c/o NRP (Operating) LLC

601 Jefferson, Suite 3600

Houston, TX 77002

Attention: Vice President and General Counsel

Facsimile: 713-751-7517

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attention: Caroline Blitzer Philips

Facsimile: 917-849-5317

if to Sellers, to:

Anadarko Holding Company

c/o Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: Vice President, Corporate Development

Facsimile: 832-636-5889

with a copy (which shall not constitute notice) to:

Anadarko Holding Company

c/o Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: Deputy General Counsel

Facsimile: 832-646-0574

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 9.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege in connection with this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 8.8, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3 Interim Capital Contributions and Distributions. The Parties expressly acknowledge and agree that notwithstanding anything to the contrary contained herein, (a) any capital contribution otherwise required to be made by Sellers to the Companies prior to the Closing pursuant to the Organizational Documents of the Companies shall be made by Sellers and (b) any distribution otherwise required to be made by the Companies to Sellers prior to the Closing pursuant to the Organizational Documents of the Companies shall be made to Sellers. Buyer shall in no event have any obligation to make any such capital contribution or right to receive any such distribution; provided, however, that the Purchase Price will be adjusted for such capital contributions or distributions pursuant to Article II.

Section 9.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 9.5 Liability. All obligations of the Sellers under this Agreement and the other Transaction Documents shall be joint and several.

Section 9.6 Successors and Assigns; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Buyer may assign its rights or obligations under this Agreement to an Affiliate of Buyer. In the event Buyer assigns its obligations under this Agreement to an Affiliate, Buyer shall remain primarily liable for such obligations so assigned.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

Section 9.8 Consent to Venue and Jurisdiction; Waiver of Jury Trial.

(a) The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or any Texas State court sitting in Harris County, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in Harris County, Texas, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.9 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures to this Agreement were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. Until and unless each Party has received a counterpart of this Agreement signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than (i) the Parties and their respective successors and permitted assigns and (ii) solely for the purposes of Article VIII, the Seller Indemnified Parties and the Buyer Indemnified Parties.

Section 9.10 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.12 Disclosure Schedules. Sellers have set forth information on the Disclosure Schedules that correspond to the sections of this Agreement to which each such Schedule relates. A matter set forth in one section of the Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedules or section of this Agreement is reasonably apparent. The Parties acknowledge and agree that (a) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 9.13 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions of this

Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.14 No Presumption Against Drafting Party. Each Party has fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question or intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any Party by virtue of the fact that its representative has authored this Agreement or any portion hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SELLERS:

ANADARKO HOLDING COMPANY

By:	/s/ Robert G. Gwin
Name: Robert G. Gwin
Title: Senior Vice President and Chief Financial Officer

BIG ISLAND TRONA COMPANY

By:	/s/ D. Clay Bretches
Name: D. Clay Bretches
Title: Vice President

SIGNATURE PAGE TO PURCHASE AGREEMENT

BUYER:

NRP TRONA LLC

By: NRP (OPERATING) LLC, its Sole Member

By:	/s/ Dwight L. Dunlap
Name: Dwight L. Dunlap
Title: Chief Financial Officer

PARENT:

NRP (OPERATING) LLC

By:	/s/ Dwight L. Dunlap
Name: Dwight L. Dunlap
Title: Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AGREEMENT